EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Record Earnings For Third Quarter 2014

Sparta, Michigan – October 28, 2014 – ChoiceOne Financial Services, Inc. (OTCBB:COFS), the parent company for ChoiceOne Bank, reported net income of $1,554,000 for the third quarter of 2014 compared to $1,201,000 in the same period in 2013. Earnings per share were $0.47 in the third quarter of 2014 compared to $0.37 in the third quarter of the prior year. Net income for the first nine months of 2014 was $4,139,000 or $1.25 per diluted share, compared to $3,748,000 or $1.13 per diluted share in the first three quarters of 2013.

“Thanks to the hard work of our staff, ChoiceOne posted record earnings in the third quarter of 2014,” said James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. “Calling efforts in our community markets helped to build loan balances which contributed to the growth in our net interest income. New deposit product offerings along with higher usage provided growth in deposit service charge income. In addition, improvements in credit quality assisted in reducing our costs related to foreclosed properties. We were able to control our overhead expenses while benefitting from asset growth.”

The increases in net income in both the third quarter and first nine months of 2014 compared to the same periods in 2013 were due to higher net interest income and noninterest income. The first three quarters of 2014 were also affected by a decline in the provision for loan losses compared to the first nine months of the prior year. The preceding benefits to net income were partially offset by higher noninterest expense in both the third quarter and first nine months of 2014 compared to the same periods in 2013.

Net interest income increased $144,000 in the third quarter of 2014 and $71,000 in the first nine months of 2014 compared to the same periods in the prior year. Average earning assets were $19.1 million higher in the first nine months of 2014 than in the first three quarters of 2013. Growth in the average balance of total loans resulted from increases in both average commercial loans of $15.4 million and average consumer loans of $1.0 million, which were partially offset by a decrease in the average balance of residential mortgage loans of $4.8 million. The average balance of securities was $8.5 million higher in the first nine months of 2014 compared to the same period in the prior year as securities were purchased in 2014 to provide growth in earning assets. ChoiceOne’s net interest spread on a tax-equivalent basis declined from 3.99 percent in the first nine months of 2013 to 3.85 percent in the first three quarters of 2014. This decrease in the net interest spread was caused by a reduction in the average rate earned on interest-earning assets of 22 basis points, while the reduction in the average rate paid on interest-bearing liabilities was only 8 basis points.

The provision for loan losses was $0 in the third quarter and $100,000 in the first three quarters of 2014, compared to $0 and $300,000, respectively, in the same periods in 2013. The lower provision in the first nine months of 2014 was due to lower net charge-offs experienced in 2014 than in the prior year. ChoiceOne had net recoveries of $4,000 in the third quarter of 2014 and net charge-offs of $175,000 in the first nine months of 2014, compared to net charge-offs of $152,000 and $440,000 in the comparable periods in the prior year. ChoiceOne’s allowance for loan losses was 1.38 percent of total loans as of September 30, 2014, compared to 1.41 percent as of June 30, 2014 and 1.50 percent as of December 31, 2013. The decrease in the allowance for loan losses as a percentage of total loans was based on ChoiceOne’s internal analysis of potential losses in the bank’s loan portfolio. Total nonperforming loans were $7.8 million as of September 30, 2014, compared to $7.1 million as of June 30, 2014 and $7.7 million as of December 31, 2013. The increase in nonperforming loans during the third quarter of 2014 was due to an increase of $755,000 in nonaccrual loans. Nonperforming loans included $3.5 million of loans classified as troubled debt restructurings as of September 30, 2014, of which $3.4 million were current as to payments and performing according to their new terms.

Noninterest income was $562,000 higher in the third quarter of 2014 and $347,000 higher in the first nine months of 2014 than in the same periods in 2013. Customer service charges increased $93,000 in the third quarter and $143,000 in the first three quarters of 2014 compared to the same periods in the prior year as a result of service charges on ChoiceOne’s new checking accounts and growth in debit card fee income. Insurance and investment commission income declined $46,000 in the third quarter and increased $47,000 in the first nine months of 2014 compared to the same periods in 2013 as a result of growth in investment advisory fees which was offset by lower sales of certain investment products. Gains on sales of loans were $19,000 lower in the third quarter and $543,000 lower in the first three quarters of 2014 compared to the same periods in 2013. Longer term mortgage rates rose in the second and third quarters of 2013, which caused a reduction in mortgage refinancing that began in the third quarter of 2013 and has continued into 2014. Gains on sales of securities rose $76,000 and $93,000 in the third quarter and first nine months of 2014, respectively, compared to the same periods in the prior year. Net losses on sales of other assets were $488,000 less in the third quarter of 2014 and $678,000 less in the first three quarters of 2014 compared to the same periods in 2013 because of a reduction in write-downs of foreclosed properties.

Noninterest expense increased $151,000 in the third quarter and $23,000 in the first nine months of 2014 compared to the same periods in 2013. Salaries and benefits expense grew $8,000 in the third quarter and $52,000 in the first three quarters of 2014 compared to the same periods in the prior year. Higher costs related to salaries and health insurance were partially offset by lower commission expenses. Increases in occupancy and equipment expense of $19,000 in the third quarter of 2014 and $70,000 in the first nine months of 2014 compared to the same periods in 2013 were caused by higher maintenance and equipment depreciation expenses. Data processing expense grew $51,000 in the third quarter and $32,000 in the first three quarters of 2014 compared to the same periods in the prior year as a result of higher data communication costs. The increase of $65,000 in professional fees in the third quarter and $106,000 in the first nine months of 2014 compared to the same periods in 2013 was due to higher legal and consulting fees. Loan and collection expense was $61,000 lower in the third quarter and $172,000 lower in the first three quarters of 2014 compared to the same periods in the prior year as a result of lower costs related to collection of nonperforming loans and maintenance of foreclosed properties. Other noninterest expense increased $51,000 in the third quarter of 2014 compared to the third quarter of 2013 primarily due to higher donations expense and decreased $75,000 in the first nine months of 2014 compared to the same period in 2013 because of lower costs related to sales of residential mortgage loans in the secondary market.

Total assets increased $1.5 million in the third quarter and $18.8 million in the first nine months of 2014. Cash and cash equivalents decreased $9.9 million in the third quarter of 2014 and $9.7 million since the end of 2013 due to the timing of loan and deposit growth. Securities grew $1.7 million in the third quarter of 2014 and $4.9 million in the first three quarters of 2014 as purchases were used to build earning assets. Net loans grew $8.7 million in the third quarter of 2014 and $22.5 million since the end of 2013. Growth in commercial loans and consumer loans was partially offset by a decrease in residential mortgage loans. Total deposits decreased $5.2 million in the third quarter of 2014 and increased $4.4 million in the first nine months of 2014. Checking and savings deposits grew $10.6 million and certificates of deposit declined $6.2 million since the end of 2013. Borrowings increased $5.4 million in the third quarter of 2014 and $9.7 million in the first three quarters of 2014 because of additional advances from the Federal Home Loan Bank and an increase in federal funds purchased, which were partially offset by a decrease in the balance of repurchase agreements.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates 12 full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTCBB under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)

(In Thousands)	9/30/2014	6/30/2014	12/31/2013	9/30/2013
Cash and Cash Equivalents	$10,793	$20,741	$20,479	$13,694
Securities	144,767	143,104	139,832	131,192
Loans Held For Sale	1,987	1,323	931	973
Loans, Net of Allowance For Loan Losses	333,755	325,038	311,231	309,980
Premises and Equipment	11,864	11,917	11,995	12,142
Cash Surrender Value of Life Insurance Policies	10,487	10,412	10,269	10,195
Goodwill and Other Intangible Assets	14,667	14,779	15,003	15,116
Other Assets	5,100	4,608	4,835	5,443

Total Assets	$533,420	$531,922	$514,575	$498,735

Noninterest-bearing Deposits	$107,802	$119,754	$102,243	$92,078
Interest-bearing Demand Deposits	140,287	130,764	139,670	134,801
Savings Deposits	68,111	69,629	63,681	63,171
Local Certificates of Deposit	106,350	107,622	112,533	116,304
Borrowings	42,173	36,739	32,425	28,617
Other Liabilities	3,591	3,417	2,465	2,963

Total Liabilities	468,314	467,925	453,017	437,934

Shareholders’ Equity	65,106	63,997	61,558	60,801

Total Liabilities and Shareholders’ Equity	$533,420	$531,922	$514,575	$498,735

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Nine Months Ended
(In Thousands, Except Per Share Data)	9/30/2014	9/30/2013	9/30/2014	9/30/2013
Interest Income
Loans, including fees	$4,008	$3,935	$11,772	$11,943
Securities	807	797	2,433	2,407
Other	2	3	6	8
Total Interest Income	4,817	4,735	14,211	14,358

Interest Expense
Deposits	258	317	800	1,031
Borrowings	24	27	74	61
Total Interest Expense	282	344	874	1,092

Net Interest Income	4,535	4,391	13,337	13,266
Provision for Loan Losses	—	—	100	300
Net Interest Income After Provision
for Loan Losses	4,535	4,391	13,237	12,966

Noninterest Income
Customer service charges	1,056	963	2,878	2,735
Insurance and investment commissions	242	288	678	631
Gains on sales of loans	276	295	726	1,269
Gains on sales of securities	89	13	182	89
Losses on sales of other assets	(32)	(520)	(142)	(820)
Other income	205	235	581	652
Total Noninterest Income	1,836	1,274	4,903	4,556

Noninterest Expense
Salaries and benefits	2,127	2,119	6,288	6,236
Occupancy and equipment	599	580	1,812	1,742
Data processing	473	422	1,360	1,328
Professional fees	250	185	683	577
Loan and collection expense	37	98	103	275
FDIC insurance	86	68	257	247
Other expense	657	606	1,995	2,070
Total Noninterest Expense	4,229	4,078	12,498	12,475

Income Before Income Tax	2,142	1,587	5,642	5,047
Income Taxes	588	386	1,503	1,299

Net Income	$1,554	$1,201	$4,139	$3,748

Basic Earnings Per Share	$0.47	$0.37	$1.25	$1.14
Diluted Earnings Per Share	$0.47	$0.36	$1.25	$1.13

Performance Ratios
Return on Average Assets (Annualized)			1.06%	1.00%
Return on Average Equity (Annualized)			8.68%	8.18%
Net Interest Margin (Tax Equivalent) (1)			3.85%	3.99%
Efficiency Ratio			69.2%	70.3%
Net Loan Charge-offs			$175	$440
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)			0.07%	0.19%

(1)   The presentation of net interest margin on a tax-equivalent basis is not in accordance with generally accepted accounting principles (“GAAP”), but is customary in the banking industry. This non-GAAP measure ensures comparability of net interest margin arising from both taxable and tax-exempt loans and investment securities. The adjustments to determine net interest income on a tax-equivalent basis were $540,000 and $543,000 for the nine months ended September 30, 2014 and 2013, respectively. The tax-equivalent adjustment uses an incremental tax rate of 34%.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013; changes in interest rates and interest+ rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.